Exhibit 99.1

Iridex Reports Fourth Quarter and Full Year 2023 Financial Results

Advances strategic review to unlock shareholder value

MOUNTAIN VIEW, Calif., March 26, 2024 -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the fourth quarter and full year ended December 30, 2023, and provided a business update.

Fourth Quarter 2023 Results & Recent Highlights

•
Generated total revenue of $12.5 million, compared to $15.2 million in the prior year period
•
Cyclo G6® product family revenue in the fourth quarter of $3.0 million, compared to $4.2 million in the prior year period
o
Sold 12,700 Cyclo G6 probes, compared to 16,400 in the prior year quarter
o
Sold 35 Cyclo G6 Glaucoma Laser Systems in the fourth quarter of 2023, compared to 78 in the prior year quarter
•
Retina product revenue was $7.5 million, representing a decrease of 7% year-over-year
•
Launched new Iridex 532® and Iridex 577® Lasers in U.S. Market in January 2024
•
Completed clinical protocol and engaged first sites for the RUNWAY Study, a large-scale, multicenter prospective trial to demonstrate the safety and effectiveness of MicroPulse® TLT for post-cataract glaucoma patients
•
Enrolled first patient in UK multicenter registry for MicroPulse TLT clinical studies led by Imperial College Healthcare NHS Trust with over 20 other sites to participate
•
Withdrawal of the restrictive Medicare reimbursement Local Coverage Determinations (LCDs) in late December 2023 that had suppressed U.S. demand for glaucoma systems and probes
•
Cash and cash equivalents as of December 30, 2023 was approximately $7.0 million, a reduction of $1.0 million in the quarter. The previously announced initiatives to reduce operating expenses and cash usage resulted in the lowest quarterly cash use of 2023.

Full Year 2023 Results

•
Generated total revenue of $51.9 million, compared to $57.0 million in 2022
•
Cyclo G6 product family revenue of $13.4 million, a decrease of 9% year-over-year
o
Sold 54,800 Cyclo G6 probes, compared to 59,800 in the prior year
o
Sold 164 Cyclo G6 Glaucoma Laser Systems compared to 237 in the prior year
•
Retina product revenue was $29.4 million, representing a decrease of 7% year-over-year

“In the fourth quarter we experienced a combination of unique events that impacted our revenue. These included: (i) the LCDs, which restricted Medicare reimbursement for our laser treatment in moderate glaucoma, and caused surgeons to temporarily reduce orders for procedure probes and defer adoption of laser systems in the US, (ii) continued physician capital equipment purchasing deferrals related to higher financing costs, (iii) supply chain limitations that created a larger than typical yearend backlog, and (vi) the largest impact was from a double-digit decline in orders from key international distributors as they reduced inventory significantly in reaction to our previously-announced strategic options review and Iridex’ launch of new platforms. The aggregate effect was lower revenue in the quarter and weaker than expected overall 2023 performance.”

Mr. Bruce continued, “During the first quarter of 2024, we are seeing business flows more consistent with historical pattens, this includes (i) U.S. glaucoma orders trending toward more normalized levels following retirement of the LCDs; (ii) improving seasonally-adjusted capital purchasing trends especially for Pascal® scanning laser systems; (iii) the resolution of the supply chain issues; and (iv) normalizing distributor orders. In January at the Hawaiian Eye and Retina conference we saw continuing interest in our new Pascal scanning laser and introduced our new Iridex 532 and Iridex 577 single spot platform of retina lasers and we intend to capitalize on our improved and refreshed retina portfolio as the year unfolds.”

“We have been, and continue to be, actively pursuing our strategic review process since announcing it in the third quarter last year. Discussions are ongoing with multiple parties relating to all aspects of our business, and we are open to any transaction or series of transactions that will benefit our stockholders. We believe we are on track to reach our first agreement on the sale of certain assets soon,” Bruce added.

Fourth Quarter 2023 Financial Results

Revenue for the three months ended December 30, 2023 was $12.5 million compared to $15.2million during the same period of the prior year. Retina product revenue decreased 7% compared to the prior year period to $7.5 million. Total product revenue from the Cyclo G6 glaucoma product group was $3.0 million, a decrease of $1.2 million versus the fourth quarter of 2022. Other revenue decreased to $2.0 million in the fourth quarter of 2023 compared to the prior year period of $2.9 million, primarily driven by decreased royalties due to expiration of licensed patents and lower service revenue.

Fourth quarter revenue was impacted by several factors. In the retina business, deferral of capital purchases led to lower system sales in the U.S. and internationally, international distributors destocked inventory in advance of new laser platform launches and to minimize any potential impact from transactions resulting from Iridex’s strategic review. The Company experienced isolated supply chain limitations which caused deferral of product shipment and elevated order backlog. In glaucoma the reimbursement uncertainty in the U.S. led to temporary softness in glaucoma probe and new system sales. Internationally, the largest distributor significantly reduced normal replenishment orders causing a meaningful decline in probe and systems sales in the quarter.

Gross profit for the fourth quarter of 2023 was $4.9 million or a 39.2% gross margin, a decrease compared to $6.7 million, or a 43.9% gross margin, in the same period of the prior year driven by lower overhead absorption and product mix.

Operating expenses of $8.0 million in the fourth quarter of 2023 were essentially flat compared to $8.1 million in the same period of the prior year as cost optimization efforts were offset by the cost of ERP implementation and strategic review expenses.

Net loss for the fourth quarter of 2023 was $3.0 million, or $0.18 per share, compared to a net loss of $1.1 million, or $0.07 per share, in the same period of the prior year.

Cash and cash equivalents totaled $7.0 million as of December 30, 2023. Cash use of $1.0 million in the fourth quarter decreased compared to $1.8 million in the third quarter of 2023.

Full Year 2023 Financial Results

Revenue for the year ended December 30, 2023 was $51.9 million compared to $57.0 million in 2022. The decrease in revenue was primarily driven by soft fourth quarter results attributable to lower system and probe sales combined with decreased royalty revenue. Retina product revenue was $29.4 million compared to $31.7 million in the prior year, a decrease of 7%, driven by decreased capital system sales and distributor destocking. Total product revenue from the Cyclo G6 glaucoma product family was $13.4 million compared to $14.7 million in fiscal year 2022, driven by lower capital system sales and probe utilization resulting reimbursement uncertainty in the United States and distributor inventory reduction in the fourth quarter. Other revenue was $9.1 million in 2023 compared to $10.6 million in the prior year primarily driven by decreased royalties due to expiration of licensed patents.

Gross profit for the full year 2023 was $21.8 million, representing 42.0% gross margin, compared to $25.4 million, or 44.5% gross margin, during the prior year primarily driven by the reduction in royalty revenues and product mix.

Operating expenses for 2023 decreased 3% to $31.8 million compared to $32.9 million in the prior year. The decrease in operating expenses is primarily a result of the staffing and planned cost reductions partially offset by one-time expenses related to new ERP implementation.

Net loss for 2023 increased to $9.6 million, or $0.59 per share, compared to a net loss of $7.5 million, or $0.47 per share in the prior year.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 20, 2023. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Total revenues	$12,458	$15,195	$51,869	$56,972
Cost of revenues	7,573	8,531	30,062	31,604
Gross profit	4,885	6,664	21,807	25,368
Operating expenses:
Research and development	1,694	1,450	6,829	7,175
Sales and marketing	3,867	4,826	16,237	18,178
General and administrative	2,405	1,798	8,748	7,557
Total operating expenses	7,966	8,074	31,814	32,910
Loss from operations	(3,081)	(1,410)	(10,007)	(7,542)
Other income, net	181	276	527	60
Loss from operations before provision for income taxes	(2,900)	(1,134)	(9,480)	(7,482)
Provision for income taxes	60	14	90	65
Net loss	$(2,960)	$(1,148)	$(9,570)	$(7,547)
Net loss per share:
Basic	$(0.18)	$(0.07)	$(0.59)	$(0.47)
Diluted	$(0.18)	$(0.07)	$(0.59)	$(0.47)
Weighted average shares used in computing net loss per common share:
Basic	16,245	15,990	16,128	15,938
Diluted	16,245	15,990	16,128	15,938

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	FY 2023	FY 2022
	December 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,034	$13,922
Accounts receivable, net	9,654	9,768
Inventories	9,906	10,608
Prepaid expenses and other current assets	856	1,468
Total current assets	27,450	35,766
Property and equipment, net	351	462
Intangible assets, net	1,642	1,977
Goodwill	965	965
Operating lease right-of-use assets, net	2,632	1,665
Other long-term assets	1,396	1,455
Total assets	$34,436	$42,290
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,727	$3,873
Accrued compensation	1,619	2,448
Accrued expenses	1,996	1,548
Other current liabilities	925	968
Accrued warranty	308	168
Deferred revenue	2,404	2,411
Operating lease liabilities	995	1,037
Total current liabilities	12,974	12,453
Long-term liabilities:
Accrued warranty	138	106
Deferred revenue	10,025	11,742
Operating lease liabilities	1,751	732
Other long-term liabilities	26	26
Total liabilities	24,914	25,059
Stockholders’ equity:
Common stock	172	169
Additional paid-in capital	88,444	86,802
Accumulated other comprehensive loss	(52)	(24)
Accumulated deficit	(79,042)	(69,716)
Total stockholders’ equity	9,522	17,231
Total liabilities and stockholders’ equity	$34,436	$42,290